Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States

+1 212 446 4800	Facsimile: +1 212 446 4900

www.kirkland.com

August 1, 2024

Ferguson Enterprises Inc.

751 Lakefront Commons

Newport News, VA 23606

Re: Post-Effective Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

We are acting as special counsel for Ferguson Enterprises Inc. (the “Registrant”), a Delaware corporation, in connection with the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to (i) the Registration Statement on Form S-8 (File No. 333-253988), filed by Ferguson plc (“Ferguson”), a public company limited by shares incorporated in the Bailiwick of Jersey, with the Securities and Exchange Commission (the “Commission”) on March 8, 2021, (ii) the Registration Statement on Form S-8 (File No. 333-263084), filed by Ferguson with the Commission on February 28, 2022 and (iii) the Registration Statement on Form S-8 (File No. 333-275849), filed by Ferguson with the Commission on December 1, 2023 (collectively, the “Registration Statements” and each, a “Registration Statement”), filed on the date hereof by the Registrant with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Post-Effective Amendment has been filed by the Registrant pursuant to Rule 414 of the Securities Act to adopt the Registration Statements (each as amended) as its own registration statements, as the successor registrant to Ferguson. Capitalized terms used and not otherwise defined herein have the meaning given to such terms in the Post-Effective Amendment.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement, (ii) the Registration Statements, (iii) the Post-Effective Amendment together with the exhibits filed as a part thereof, (iv) the Assumed Employee Share Plans (each as amended and/or amended and restated by the Registrant, the “Plans”), (v) the Omnibus Amendment, (vi) the Ferguson Enterprises Inc. 2023 Omnibus Equity Incentive Plan (the “Omnibus Plan”), (vii) the Ferguson Enterprises Inc. Employee Share Purchase Plan 2021 (the “ESPP”), (viii) the amended and restated certificate of incorporation of the Registrant (as amended through the date hereof, the “Charter”), (ix) the amended and restated bylaws of the Registrant

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Ferguson Enterprises Inc.

August 1, 2024

(as amended through the date hereof, the “Bylaws”), (x) minutes and records of the corporate proceedings of the Registrant, including certain resolutions adopted by the board of directors of the Registrant with respect to the assumption of the Assumed Employee Share Plans and the adoption of the Omnibus Amendment, the ESPP and the Omnibus Plan and (xi) such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein. Shares of Company Common Stock, when issued and delivered upon exercise or settlement of an award under the Plans are referred to herein as the “Shares.”

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, the due authorization, execution and delivery of all documents by the parties thereto (other than, with respect to due authorization, the Registrant) and that the Merger Agreement is a valid, binding and enforceable agreement of each party thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrant and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares are duly authorized and, when (i) the Post-Effective Amendment becomes effective under the Securities Act, (ii) the Shares have been duly issued and delivered pursuant to and in accordance with the terms and conditions of the applicable Plan and the applicable award agreements thereunder, as well as the Charter and Bylaws, and (iii) the Registrant receives any applicable consideration required to be paid therefor, including payment of any applicable exercise price, the Shares will be validly issued, fully paid and non-assessable.

Our advice on every legal issue addressed in this letter is based exclusively on the General Corporation Law of the State of Delaware (under which the Registrant is incorporated). We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

Ferguson Enterprises Inc.

August 1, 2024

This opinion is furnished to you in connection with the filing of the Post-Effective Amendment and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP